EXHIBIT 99.1

NEWS RELEASE for November 25, 2003 at 7:30 AM EDT

Contact:	Allen & Caron Inc		CardioGenesis
	Mike Mason (investors)	Len Hall (media)	Michael Quinn CEO
	212-691-8087	949-474-4300	714-649-5000
	michaelm@allencaron.com	len@allencaron.com

CARDIOGENESIS ANNOUNCES UPDATE ON FDA REVIEW OF PERCUTANEOUS MYOCARDIAL
REVASCULARIZATION (PMR) SYSTEM

FOOTHILL RANCH, CA (November 25, 2003) . . . CardioGenesis Corporation (OTCBB: CGCP.OB), the worldwide leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), today announced that the Company and the U.S. Food and Drug Administration (FDA) are continuing to work on their interactive review of the Premarket Approval (PMA) Supplement for the Axcis™ PMR system, which is now expected to be complete in January 2004.

     Chairman, President and CEO Michael J. Quinn said that, as part of the interactive review process, the FDA’s Office of Device Evaluation (ODE) has informed the Company that ODE believes the data in the amended PMA Supplement is still not adequate to support approval of the PMR system. In the next step of the process, the Company will respond to the issues that were raised by the ODE.

     Both TMR and PMR are designed to trigger the mechanisms of angiogenesis, or the creation of new blood vessels in the heart, to relieve the often crippling chest pain called angina. PMR is a less invasive, catheter-based version of the FDA-approved TMR system.

     “We, as well as our medical advisors, strongly believe the data supporting our PMA Supplement for PMR is compelling and demonstrates the safety and efficacy of this therapy for its intended use,” Quinn said.

     Quinn added that if a favorable outcome cannot be reached as a result of this interactive review process, a hearing before the FDA’s Medical Devices Dispute Resolution Panel remains an option for the Company. There can be no assurance that the Company’s PMA Supplement for PMR will be approved.

     Quinn also noted that while the Company has continued to invest time and resources in seeking FDA approval of its PMR system, its TMR franchise is well-established and continues to prosper as a standalone business as more cardiothoracic surgeons adopt the quality-of-life-enhancing procedure.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company’s minimally invasive percutaneous myocardial revascularization (PMR) procedure is currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis website at http://www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

     Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2003, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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